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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement') is entered into this 20th day of December, 2002 (the "Effective Date") by and between Alion Science and Technology Corporation, a Delaware corporation ("Alion"), and Bahman Atefi of McLean, Virginia ("Atefi").

         WHEREAS, IIT Research Institute, an Illinois not for profit corporation ("IITRI"), and Atefi entered into an Employment Agreement dated December 5, 2001 (the "Prior Employment Agreement') to serve as President and Chief Executive Officer of IITRI;

         WHEREAS, Alion, as of the Effective Date, acquired certain business operations from IITRI and in connection therewith Atefi and IITRI terminated the Prior Employment Agreement immediately prior to the Effective Date; and

         WHEREAS, Alion and Atefi desire to enter into this new Agreement as of the date hereof.

         NOW THEREFORE, in consideration of the foregoing recitals and mutual promises and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Alion and Atefi agree as follows:

         1. APPOINTMENT OF ATEFI AS CHIEF EXECUTIVE OFFICER. Upon the terms and subject to the conditions contained herein, Alion hereby appoints and employs Atefi to serve as the Chief Executive Officer of Alion, and Atefi hereby accepts such appointment and employment. Atefi shall provide services hereunder in accordance with the goals, policies, supervision and direction of Alion's Board of Directors (the "Board") and Chairman of the Board ("Chairman").

         2. COMMITMENT AND DUTIES. Atefi agrees to faithfully, industriously, and with maximum application of his experience, ability and talent, devote his full working time, attention


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and energy to performing his duties as Alion's Chief Executive Officer and such other duties as the Board or Chairman may from time to time assign.

         Atefi shall be responsible for making the day to day operational decisions for Alion. Atefi shall supervise and direct the other officers (except for the Chairman) and employees of Alion.

         Atefi shall not, without the prior written permission of the Chairman, render services of any professional nature to or for any person or firm for remuneration other than Alion and shall absolutely not engage in any activity that may be competitive with and adverse to the best interest of Alion. The making of passive and personal investments and the conduct of private business affairs shall not be prohibited hereunder.

         3. TERM OF APPOINTMENT. Unless terminated or extended in accordance with the provisions hereof, the term of this Agreement and of Atefi's appointment hereunder shall commence on the Effective Date and end on the fifth anniversary of the Effective Date (the "Original Term"). The Original Term of this Agreement shall automatically renew for successive one year intervals (each a "Renewal Term") unless, not later than six (6) months prior to the expiration of the Original Term or any Renewal Term, Alion provides notice to Atefi of its intent to not renew the Agreement.

         4. ANNUAL BASE SALARY. As of the Effective Date, during Atefi's employment hereunder, and for all services rendered and all covenants made hereunder, Alion shall pay Atefi an annual base salary of $375,000 ("Annual Base Salary"), payable in equal biweekly installments. Atefi's Annual Base Salary shall be reviewed annually by the Board and may be increased at the sole discretion of the Board. Such annual salary review will be in conjunction with a review by the Board or a committee of the Board of Atefi's performance.


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         5. INCENTIVE COMPENSATION.

                  a. ANNUAL INCENTIVE COMPENSATION. For each Alion fiscal year during Atefi's employment hereunder, Alion shall pay Atefi incentive compensation as set forth on Exhibit A attached hereto and incorporated herein by reference ( "Incentive Compensation").

                  Within thirty (30) days of the end of each fiscal year starting with the fiscal year ending [September 30, 2003], Alion shall estimate the Incentive Compensation due to Atefi for such fiscal year in accordance with Exhibit A based on Alion's annual internal financial statements (the "Estimated Incentive Compensation") and deliver notice of such amount to Atefi. Within forty-five (45) days following the date of such notice Alion shall pay the Estimated Incentive Compensation to Atefi.

                  Upon receipt of Alion's audited financial statements for the applicable fiscal year, the actual Incentive Compensation due to Atefi in accordance with Exhibit A shall be calculated based on such audited financial statements (the "Actual Incentive Compensation"). Within thirty (30) days of receipt of the audited financial statements, Alion shall compare the Estimated Incentive Compensation to the Actual Incentive Compensation and provide notice of any difference to Atefi. To the extent that the Actual Incentive Compensation exceeds the Estimated Incentive Compensation, Alion shall pay any additional amounts due and owing to Atefi within fifteen (15) days of delivery of such notice. To the extent that the Estimated Incentive Compensation exceeds the Actual Incentive Compensation, Atefi shall pay any such difference to Alion within fifteen (15) days of delivery of such notice.


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                  b. SPECIAL INCENTIVE ARRANGEMENT. In connection with Alion's acquisition of IITRI assets as of the Effective Date, Atefi has been awarded a special credit in Alion's deferred compensation plan (described below), representing a right to have his deferred compensation account credited with the amounts that would be received if the deferred compensation plan owned for his benefit $1 million face amount of subordinated notes of the series issued to IITRI in connection with the acquisition, including without limitation all payment-in-kind thereon. If and to the extent that the series of subordinated notes are paid off prior to the scheduled redemption date, Atefi's deemed investment in such subordinated notes shall be proportionately deemed paid off and those amounts shall thereafter be adjusted for deemed investment experience of other deemed investment options made available under the terms of the deferred compensation plan, pending vesting and payment, in accordance with the rules set forth below. Additionally, as part of that same award, Atefi shall directly be granted warrants to acquire Alion stock, the terms of which are consistent with the warrants attached to the issued series of the referenced subordinated notes. Atefi's right to receive payment in respect of the deferred compensation plan credit and to exercise the warrants shall be forfeitable upon termination of employment, unless he shall remain employed continuously from the Effective Date to the seventh anniversary of the Effective Date at which time he shall be 50% vested in the deferred compensation and the warrants shall be 50% exercisable; the remaining portion of the deferred compensation and warrants shall become 100% vested and exercisable on the eighth anniversary of the Effective Date, subject to his employment through that date. Notwithstanding the foregoing, upon a termination of Atefi's employment by Alion without Just Cause or by Atefi with Good Reason (as


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         defined in Section 15.a. but, for this purpose only, without regard to whether the occurrence of one of the events is during the Protection Period), the deferred compensation plan credits and the rights to exercise or put the warrants (in accordance with the applicable Warrant Agreement) shall vest immediately on a pro rata basis by month from the Effective Date through the end of the month in which such termination is effective.

                  C. DEFERRED COMPENSATION PLAN. Atefi will participate in Alion's deferred compensation plan (which will continue the deferral of the net amount of deferral of Atefi's accounts under IITRI's deferred compensation programs, determined at the time of Alion's acquisition of IITRI's assets. Atefi has elected to have such net amount of deferral (that is, the net deferral amount of Atefi's accounts in the Executive Deferred Compensation Agreement, attached as Exhibit B to this Agreement), and in the Retention Agreement, attached as Exhibit C to this Agreement, credited to the Alion deferred compensation plan and such net amount, up to a maximum of $1 million, shall be deemed invested in mezzanine notes of the type issued to IITRI in connection with the acquisition and to be credited with the associated warrants. All interest payable (12% interest) on the mezzanine notes shall be deemed credited to Atefi's account in the Alion deferred compensation plan and be deemed invested in accordance with the provisions and investment options of the plan. Atefi will be permitted, under rules provided by Alion, to elect in advance to receive compensation currently in lieu of an equal amount of such 12% interest credits. Notwithstanding the foregoing, if Alion terminated Atefi's employment with Just Cause or if Atefi terminates his employment with Alion without Good Reason (as defined in Section 15.a. but, for purposes of this sentence only, without


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         regard to whether the occurrence of one of the events is during the
         Protection Period), then no current payments of interest as compensation shall be made available and all such interest shall instead be credited to the Alion deferred compensation plan and paid to Atefi in accordance with the terms of the Alion deferred compensation plan.

                      Upon the later of the sixth anniversary of the Effective Date or the date the mezzanine noteholders have the right to receive the principal of their mezzanine notes, the Alion deferred compensation plan shall allow Atefi to withdraw all (but not less than all) of the fair value of such deemed investment in the mezzanine notes to be paid in the same manner as the mezzanine holders. Notwithstanding the foregoing, if before the date provided in the prior sentence, Atefi's employment is terminated by Alion without Just Cause, by Atefi with Good Reason (as defined in Section 15.a. but, for purposes of this sentence only, without regard to whether the occurrence of one of the events is during the Protection Period) or due to Atefi's death or disability, he shall have the right to receive full payment of his account with respect to the deemed investment in the mezzanine note, such payment to be made at Atefi's election on the later of (i) sixty
         (60) days following such termination or (ii) the scheduled maturity date of the mezzanine notes (and with such election to be made at least one year before any such termination).

                  d. LONG TERM INCENTIVE PLAN. It is presently expected that the Board will establish a long term incentive plan subject to a maximum limitation, which may, but is not required to, include special provisions for accelerated vesting and early payment in the event of termination of employment by Alion without Just Cause or by Executive for Good Reason.


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         6. RETENTION PAYMENT. The parties acknowledge that Atefi has fully vested in his right to receive the payments under the Retention Agreement entered into by IITRI and Atefi, attached as Exhibit B to this Agreement, and has deferred receipt of the payments in accordance with the deferred compensation plan described in Section 5(c) above.

         7. AUTOMOBILE LEASE. Atefi shall lease an automobile for his use during the term of his employment with Alion. Alion shall pay and/or reimburse Atefi up to $1,500 per month maximum in automobile leasing costs for the leased automobile. Atefi shall obtain and provide Alion with appropriate receipts and supporting documentation for such fees and costs.

         8. INSURANCE, RETIREMENT AND OTHER FRINGE BENEFITS. During Atefi's employment hereunder, subject to Atefi's qualification therefore, Atefi shall be entitled to participate in the same health and life insurance plans, retirement plans and other benefit plans which are or may be from time to time provided by Alion to its senior officers. Atefi shall also be entitled to such other fringe benefits, such as vacation and personal leave benefits, which are or may be from time to time provided by Alion to its senior officers.

         9. CLUB MEMBERSHIP. Alion shall pay the initiation fee (if not heretofore paid) and membership dues for Atefi for a club chosen by Atefi for business entertainment purposes, with the approval of the Chairman.

         10. CORPORATE HEADQUARTERS. Alion's corporate headquarters is and shall remain in Virginia.

         11. TERMINATION BY ALION.

                  a. FOR JUST CAUSE. Alion may terminate Atefi's employment under this Agreement at any time for "Just Cause." If Alion terminates Atefi's employment for Just Cause, Atefi shall not be entitled to any further payments under this Agreement, other

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         than payment for any annual base salary which Atefi earned prior to such termination but for which has not been paid, and shall specifically be deemed to have forfeited any Incentive Compensation which might otherwise be due to him. For purposes of this Agreement, "Just Cause" means (i) Atefi's material breach of this Agreement which is not cured within thirty (30) days after receipt of notice thereof;
         (ii) Atefi's theft or embezzlement of any material property of Alion;
         (iii) Atefi's gross negligence or willful misconduct in performing his duties under this Agreement; (iv) Atefi's willful refusal to perform or substantial neglect of any duties under this Agreement; (v) Atefi's unauthorized use of Alion's trade secrets or Proprietary Information (as defined below); (vi) Atefi's commission of a felony which adversely affects Alion's business, reputation or business relations. If Atefi is terminated for Just Cause, Atefi shall be entitled to no future compensation under Sections 4, 5 or 6 above.

                  b. UPON ATEFI'S DEATH. Atefi's employment under this Agreement shall terminate automatically if Atefi dies. If Atefi's employment is terminated due to Atefi's death, Alion shall pay to Atefi's heirs or personal representatives, as the case may be, six monthly payments, each equal to 1/12 of Atefi's then current annual base salary, beginning the first calendar month after Atefi's employment terminates.

                  c. UPON ATEFI'S DISABILITY. Atefi's employment under this Agreement shall terminate automatically if Atefi becomes totally disabled in accordance with the definition of total disability set forth in Alion's long term disability insurance plan. Alion reserves the right to require Atefi to submit to a medical examination, either physical or mental, by a fully-licensed physician selected by Alion, at Alion's sole expense, to determine whether Atefi is or has become so disabled. If Atefi's employment

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         is terminated due to Atefi's total disability, Alion shall pay to Atefi six monthly payments, each equal to 1/12 of Atefi's then current annual base salary less any long-term disability insurance payments for which Atefi is or becomes entitled to receive that month, beginning the first calendar month after Atefi's employment terminates.

                  d. WITHOUT CAUSE. Alion may terminate Atefi's employment hereunder without cause, for any reason or no reason, by delivering to Atefi written notice of the Board's intent to terminate. If Alion terminates Atefi's employment without cause during the term of this Agreement, Alion shall make a lump sum severance payment to Atefi equal to the greater of (i) the amount of Atefi's Annual Base Salary as of the effective date of such termination over the unexpired term of this Agreement up to a maximum of three years or (ii) an amount equal to Atefi's Annual Base Salary plus $100,000.

         12. TERMINATION BY ATEFI. This Agreement may be terminated by Atefi by giving Alion thirty (30) days advance written notice. If Atefi exercises his right under this Section to terminate his employment with Alion, he shall forfeit any right to any further payments under this Agreement other than payment for any annual base salary which Atefi earned prior to such termination but for which has not been paid, and shall specifically be deemed to have forfeited any Incentive Compensation which might otherwise be due to him and any future payments under Sections 4, 5 or 6 above.

         13. SPECIAL CHANGE OF CONTROL SEVERANCE BENEFITS.

                  a. If eligibility for severance benefits from Alion's successor or assign (or any of its respective affiliates) is established pursuant to Section 15 below (the "Severance Benefits"), the Severance Benefits payable to Atefi shall, in lieu of the benefits otherwise be payable under Section 11, consist of the following: (i) a lump sum severance payment

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         equal to the greater of (a) Atefi's base pay as of the Termination Date
         (as defined in Section 15 below) over the unexpired term of this Agreement up to a maximum of three (3) years, or (b) an amount equal to one (1) year base salary plus $100,000 minimum incentive compensation; and (ii) continued eligibility to participate throughout the Severance Period (as defined below) in Alion's successor's or assigns' insured welfare benefit plans and policies (including, without limitation, health, dental, vision, disability and term life insurance benefits) at the same level of employee cost and at the same level of coverage provided to Atefi as of the Termination Date, it being understood that Alion's successor or assign has and reserves the right to amend, modify or replace such plans or policies to provide substantially similar insured coverage during the Severance Period. For purposes of Alion's successor or assigns welfare benefit plans and policies subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), Atefi's "qualifying event" for COBRA purposes shall be the Termination Date.

                  b. Atefi shall enjoy continued entitlement to such other accrued or earned and vested benefits provided under Alion's successor or assigns' plans, programs, policies and practices as of the Termination Date.

         14. SEVERANCE PERIOD. The Severance Period shall begin on the effective date of termination of Atefi's employment under the conditions specified in
Section 15, and end on the last day of the thirty-six (36) month period beginning on the Termination Date.

         15. ELIGIBILITY FOR SEVERANCE BENEFITS. If Atefi terminates employment (other than on account of circumstances described in Section 16 below) with any successor or assign (or any of their respective affiliates) of Alion, other than an entity which is owned in whole or in part by an employee stock ownership plan, at any time during the twenty-four (24) month period beginning

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on the effective date of a Change in Control, as defined in Section 18 of this
Agreement (the "Protection Period"), he shall be entitled to the Severance Benefits described in Sections 13, 14 and this 15, as follows: If during the Protection Period, Atefi terminates his employment for Good Reason (as defined below) by delivering to the successor or assign of Alion (or its respective affiliate), as applicable, each no later than thirty (30) days after learning of the occurrence of an event constituting Good Reason: (i) a Preliminary Notice of Good Reason (as defined below); and (ii) a Notice of Termination (as defined below); Atefi shall have the right, in his sole and reasonable discretion, to commence Severance Benefits. Any termination of Atefi's employment that qualifies for Severance Benefits under Sections 13, 14 and 15 of this Agreement shall supersede and take precedence over the provisions of Section 12. For purposes of this Agreement, the following terms shall have the respective meanings:

                  a. "Good Reason" shall only result upon the occurrence, without Atefi's prior written consent, of one or more of the following events, as determined by Atefi in good faith, during the Protection
         Period: (i) Atefi's authority or responsibility has materially diminished as compared to Atefi's authority and responsibility in effect immediately prior to a Change in Control; (ii) Atefi has been assigned duties inconsistent with his position, responsibility and status with Alion immediately prior to the Protection Period; (iii) there has been an adverse change in Atefi's title or office as in effect immediately prior to the Protection Period; (iv) Atefi's base pay or incentive compensation has been reduced; or (v) Atefi's principal work location is more than ten (10) miles away from the principal work location as immediately prior to the Protection Period; provided, however, that "Good Reason" shall not include (x) acts not taken in bad faith that are cured by Alion's successor or assign in all respects, including without limitation restoration of all back pay

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         and incentive compensation through the Termination Date, not later than thirty (30) days from the date of receipt by the successor or assign of Alion (or its respective affiliate), as applicable, of a written notice from Atefi identifying in reasonable detail the act or acts constituting "Good Reason" (a "Preliminary Notice of Good Reason"), or
         (y) acts for which Atefi does not provide a Preliminary Notice of Good Reason within thirty (30) days of learning of the occurrence of the event constituting Good Reason.

                  b. "Notice of Termination" shall mean a notice that indicates the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Atefi's employment under the provision so indicated.

                  c. "Termination Date" shall mean the date specified in the Notice of Termination for termination of Atefi's employment under this Agreement.

         16. INELIGIBILITY FOR SEVERANCE BENEFITS. Notwithstanding any other provision under this Agreement, Atefi shall not be entitled to receive Severance Benefits in the event that: (i) Alion's successor or assign (or any of its respective affiliates) terminates Atefi's employment for Just Cause (as defined in Section 11.a); (ii) Atefi dies (in which case the terms of Section 11.b shall apply); (iii) Atefi is determined to be totally and permanently disabled (in which case the terms of Section 11.c shall apply); (iv) Alion's successor or assign (or any of its respective affiliates) terminates Atefi's employment without cause (in which case the terms of Section 11.d shall apply); or (v) Atefi resigns other than for Good Reason (in which case Section 12 applies). In any such event, Atefi, in addition to any benefits payable in accordance with this Agreement, shall be entitled only to his salary and benefits accrued or earned and vested under other plans,


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programs, policies, practices and coverages of Alion's successor or assign (or any of its respective affiliates).

         17. SUBSEQUENT EMPLOYMENT. Following termination of employment, Atefi shall not be required to perform any duties for Alion's successor or assign (or any of its respective affiliates). In the event that Atefi secures other employment during the Severance Period following termination under the circumstances outlined in Section 15, and such employment includes benefits under insured welfare benefit plans and policies at the same levels as described in Section 13.a ("Corresponding Benefits"), then any requirements otherwise applicable under this Agreement to provide such benefits shall be reduced by an amount equal to such Corresponding Benefits.

         18. CHANGE IN CONTROL. For purposes of this Agreement, a "Change of Control" shall mean and shall be effective upon the closing date of: (i) the dissolution or liquidation of Alion; (ii) the merger or consolidation of Alion with any other corporation, foundation, association or other entity; (iii) the amendment of Alion's corporate documents to grant a party other than IIT, through its Executive Committee, the right to designate, elect or remove a majority of Alion's voting directors; or (iv) the transfer to another corporation, foundation, association or other entity in a sale, lease, exchange or other similar transfer (in a single transaction or in a series of related transactions) of all or substantially all of the assets of Alion.

         19. SURRENDER OF PROPERTY. Upon the termination of this Agreement or at any time upon Alion's request, Atefi shall promptly surrender to Alion all property provided to him for use in performing his duties under this Agreement, including, but not limited to, all documents, drafts, notes, memoranda, research files, solicitation information and files, client or customer lists and

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files, financial information, computer files, hardware, software, records and any other materials relating in any way to Alion.

         20. REPRESENTATIONS AND WARRANTIES. Atefi represents and warrants to Alion that he has had a recent physical examination and that either he is in good health or he has disclosed any major health problems to Alion.

         21. PROPRIETARY INFORMATION. Except as may be required by court order or in connection with the good faith performance of his duties hereunder, Atefi agrees to keep secret and confidential indefinitely and not to disclose to any other person, firm or entity, or to use in any way, any Proprietary Information of Alion which is acquired by or disclosed to Atefi during the course of his employment with Alion. For purposes of this Agreement, the term "Proprietary Information" means any non-public information concerning Alion or its affiliates, including, without limitation, non-public information concerning its client or customer lists, solicitation and contact lists, business plans and strategies, marketing and solicitation techniques, research information, project data and information, or any other information which gives or may give Alion and advantage against its competitors.

         22. NON-COMPETITION; NON-SOLICITATION. Atefi acknowledges and recognizes the highly competitive nature of the business of Alion and Alion's subsidiaries and accordingly agree as follows:

                  a. During the Term and the Restricted Period (as defined in Section 22.f.), Atefi will not knowingly (after due inquiry), whether on Atefi's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly solicit or assist in soliciting in competition with Alion,

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         the business of any customer or prospective customer of Alion of which
         Atefi is aware at the time of such termination.

                  b. During the Restricted Period, Atefi will not directly or indirectly: (i) engage in any services either individually or on behalf of any person that compete with any material business of Alion or Alion's subsidiaries as conducted at the time Atefi ceases to be employed by Alion (including, without limitation, businesses which Alion or Alion's subsidiaries had at such time specific plans to conduct in the future and as to which plans Atefi is aware at the time Atefi ceases to be employed by Alion) in the United States (a "Competitive Business"); (ii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, except to the extent that such financial interest is a component of compensation or benefits payable pursuant to subsequent employment not otherwise prohibited by this Agreement; or (iii) interfere with, or attempt to interfere with, business relationships formed at or prior to the time Atefi ceases to be employed by Alion between Alion or any of Alion's subsidiaries and customers, clients, suppliers of Alion or Alion's subsidiaries, as to which Atefi is aware at the time he ceases to be employed by Alion.

                  c. Notwithstanding anything to the contrary in this Agreement, Atefi may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of Alion or Alion's subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market, or for which such person is required to file annual and quarterly reports with the U.S. Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, if

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         Atefi (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

                  d. During the Restricted Period, Atefi will not, whether on Atefi's own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly: (i) solicit or encourage any employee of Alion or any of Alion's affiliates to leave the employment of Alion or such affiliate, provided that such employee was employed (or had an offer of employment) with Alion at the time Atefi ceases to be employed by Alion; (ii) without Alion's written permission, hire any such employee who was employed by Alion or Alion's affiliates as of the effective date of Atefi's termination of employment with Alion or who left employment with Alion or Alion's affiliates coincident with, or within three (3) months prior to or after, the termination of Atefi's employment with Alion; or (iii) encourage to cease to work with Alion or Alion's affiliates any consultant then under contract with Alion or Alion's affiliates.

                  e. It is expressly understood and agreed that although Atefi and Alion consider the restrictions contained in this Section 22(e) to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this letter agreement is an unenforceable restriction against you, the provisions of this Agreement will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

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         Alternatively, if any court of competent jurisdiction finds that any restriction contained in this letter agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.

                  f. "Restricted Period" shall mean, following the date of Atefi's termination of Employment with Alion, the greater of (i) the unexpired term of this Agreement, up to a maximum of three (3) years or
         (ii) one year; provided, however, that if Atefi's employment with Alion is terminated by Alion for Just Cause, then the "Restricted Period" shall mean the two (2) years following such termination.

         23. REASONABLE RESTRICTIONS. Atefi understands that the provisions of this Section 23 may limit Atefi's ability to earn a livelihood in a business competitive with the business of Alion and its subsidiaries but nevertheless Atefi agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Alion and its subsidiaries, (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (iii) such provisions are not harmful to the general public, (iv) such provisions are not unduly burdensome to you, and (v) the consideration provided hereunder is sufficient to compensate Atefi for the restrictions contained in such provisions. In consideration thereof and in light of Atefi's education, skills and abilities, Atefi agrees that Atefi will not assert in any forum that such provisions prevents Atefi from earning a living.

         24. SURVIVAL OF COVENANTS. The covenants set forth in Sections 21 and 22 hereof, shall survive the termination of this Agreement according to each of their express terms.

         25. REMEDIES. Atefi acknowledges that compliance with the provisions of Sections 21 and 22 hereof is necessary to protect the business and good will of Alion, that Alion would be irreparably injured by a breach of Sections 21 or 22 and that money damages may not be an adequate remedy therefore. Consequently, Atefi agrees that Alion, in addition to any other remedies available to it shall be entitled to an injunction restraining Atefi from any actual or threatened breach of Sections 21 or 22 or to any other appropriate equitable remedy, without any bond or other security being required.

         26. ARBITRATION. Any controversy or claim arising out of, or relating to this Agreement, or its breach, shall be settled by arbitration in the City of McLean, Virginia in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and endorsed in any court of competent jurisdiction.

         27. SEVERABILITY; ENFORCEABILITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, unenforceable or void, such provision shall be enforced to the fullest extend permitted by law or, if necessary, severed in its entirety, and the remainder of this Agreement shall continue in full force and effect as if that provision, or the offending portion thereof, had never been included.

         28. NOTICES. Any notice, demand or other communication hereunder shall be effective upon delivery either personally (including delivery by messenger or courier service) or by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

                a.   If to Alion:

                         Alion Science and Technology Corporation
                         1750 Tysons Boulevard, Suite 1300
                         McLean, Virginia 22102
                         Attn: General Counsel

                b.   If to Atefi:

                         Bahman Atefi
                         8745 Old Dominion Drive
                         McLean, Virginia 22102

Or at any other address of which written notice has been provided pursuant to this Section 28.

         29. AMENDMENTS; WAIVERS. This Agreement may not be modified or amended except in a writing signed by both parties. Either party may waive the other party's compliance with provision of this Agreement, but such waiver shall be effective only if set forth in a writing signed by both parties. Any waiver of a particular provision in any one or more instance shall not operate as a waiver of, or estopped with respect to, any subsequent compliance or failure to comply with that or any other provision hereof. Furthermore, any party's failure to exercise or delay in exercising any right, remedy or power hereunder, in one or more instances, shall not preclude, waive or estop any subsequent exercise of such right, remedy or power.

         30. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of Alion and its successors and assigns and upon Atefi and his heirs, legatees and personal representatives. Atefi shall not assign any of his interest in or obligations under this Agreement without Alion's prior written consent, which may be withheld for any reason in Alion's sole discretion.

         31. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with Virginia law. Alion and Atefi hereby consent to the Virginia' courts jurisdiction over any disputes relating to or arising out of this Agreement and Atefi's employment and/or termination with Alion, and expressly waive any objection to such forum based on jurisdiction or venue, including forum non conveniens.

         32. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding, oral or written, between Alion and Atefi relating to its subject matters contained herein.

         33. EXPENSES. Atefi shall be reimbursed for reasonable expenses that he incurs in connection with Alion's business. Such expenses shall be documented by Atefi in accordance with procedures established by Alion.

         34. INDEMNIFICATION. Alion shall indemnify, defend, hold and save Atefi, his heirs, administrators or executors harmless from any and all actions and causes of actions, claims, demands, liabilities, losses, costs, damages or expenses of whatsoever kind of nature, including judgments, interest and attorney's fees, that Atefi, his heirs, administrators or executors may sustain or incur subsequent to the date of this Agreement or become subject to by reason of any claim or claims, resulting from Atefi's execution of the terms and conditions of this Agreement, except for Atefi's fraudulent or criminal acts or omissions or gross negligence except as prohibited by applicable law.

         IN WITNESS WHEREOF, the duly-authorized representative of Alion and Bahman Atefi hereby execute this Agreement by their own free act and deed, as follows:

BAHMAN ATEFI                              ALION SCIENCE AND TECHNOLOGY
                                          CORPORATION

/s/ BAHMAN ATEFI                          /s/ STEPHEN TRICHKA
---------------------------               --------------------------------------
                                          Title: Senior Vice President
                                                 -------------------------------

                                    Exhibit A

                        CEO ANNUAL INCENTIVE SCHEDULE

                                             Fiscal Year
                        --------------------------------------------------
      EBITDA ($M)         2002        2003           2004           2005
      -----------       --------    ---------      --------      ---------
         11.0                       $100,000
         11.5                       $100,000
         12.0                       $150,000
         12.5                       $150,000
         13.0                       $225,000       $100,000
         13.5                       $225,000       $100,000
         14.0                       $275,000       $150,000
         14.5                       $275,000       $150,000
         15.0                       $325,000       $225,000       $100,000
         15.5                       $350,000       $225,000       $100,000
         16.0                       $375,000       $275,000       $150,000
         16.5                       $400,000       $275,000       $150,000
         17.0                       $425,000       $375,000       $200,000
         17.5                                      $400,000       $200,000
         18.0                                      $425,000       $250,000
         18.5                                      $450,000       $250,000
         19.0                                      $475,000       $300,000
         19.5                                                     $300,000
         20.0                                                     $450,000
         20.5                                                     $475,000
         21.0                                                     $500,000

1. The bonus arrangement and all interpretations and determinations thereunder are administered by the Compensation Committee of the Board (the "Committee"), in its sole discretion. The Committee will have authority to determine EBITDA, which will generally be determined in accordance with generally accepted accounting principles but before taking into account expenses incurred by Alion with respect to Alion's Stock Appreciation Rights Plan. The Committee may exclude (or include) extraordinary items or otherwise adjust the calculation of EBITDA and/or the performance targets to take into account extraordinary events (which might include for example, without limitation, dispositions or acquisitions of business units, extraordinary gains or losses, etc.).

2. Annual incentive compensation payable shall be made on a pro-rata basis, according to the incremental difference between EBITDA target numbers for each of the following:

         a.  For Fiscal Year 2002, EBITDA of the company below $15.0 million;

         b.  For Fiscal Year 2003, EBITDA of the company below $17.0 million;
             and

         c.  For Fiscal Year 2004, EBITDA of the company below $20.0 million.

                                    Exhibit B



        [See attached copy of Executive Deferred Compensation Agreement]

                                    Exhibit C



                   [See attached copy of Retention Agreement]